Exhibit 10.1

UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF ILLINOIS

UNITED STATES OF AMERICA,	)
)
Plaintiff, and	)
)
STATE OF ILLINOIS,	)
)
Plaintiff-Intervenor,	)	Civil Action Number: 05-1395
)
v.	)
)
MGP INGREDIENTS OF ILLINOIS, INC.,	)
)
Defendant.	)

CONSENT DECREE

TABLE OF CONTENTS

I.	JURISDICTION AND VENUE		3

II.	APPLICABILITY		3

III.	FACTUAL BACKGROUND		4

IV.	COMPLIANCE PROGRAM SUMMARY		4

V.	COMPLIANCE PROGRAM		6

	A.	INSTALLATION OF CONTROLS	6

	B.	PERMITTING AND MODIFICATIONS	7

	C.	EMISSION LIMITS	8

	D.	DEMONSTRATION OF COMPLIANCE	8

	E.	RECORDKEEPING AND REPORTING	9

VI.	CIVIL PENALTY		10

VII.	STIPULATED PENALTIES		11

VIII.	RIGHT OF ENTRY		13

IX.	FORCE MAJEURE		14

X.	DISPUTE RESOLUTION		17

XI.	GENERAL PROVISIONS		19

XII.	TERMINATION		23

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CONSENT DECREE

WHEREAS, Plaintiff, the United States of America (hereinafter “Plaintiff’ or “the United States”), on behalf of the United States Environmental Protection Agency (herein, “U.S. EPA”), has, simultaneously with lodging of this Consent Decree, filed a Complaint alleging that Defendant, MGP Ingredients of Illinois, Inc. (“MGP” or “Defendant”) commenced construction of major modifications to a major emitting facility in violation of the Prevention of Significant Deterioration (“PSD”) requirements at Part C of the Clean Air Act (the “Act”), 42 U.S.C. §§ 7470-7492, and the regulations promulgated thereunder at 40 C.F.R. § 52.21 (the “PSD Rules”);

WHEREAS, Plaintiff further alleged that Defendant commenced construction of major modifications to a major emitting facility and thereafter operated the facility without first obtaining the appropriate preconstruction permits and installing the appropriate air pollution control equipment required by 40 C.F.R. § 52.21 and the Illinois State Implementation Plan (“SIP”) approved pursuant to 42 U.S.C. § 7410;

WHEREAS, Plaintiff further alleged that potential air emissions from the Defendant’s facility were underestimated by MGP for purposes of determining the applicable permit requirements;

WHEREAS, the State of Illinois, (“Plaintiff-Intervenor” or “Illinois”), has, simultaneously with lodging of this Consent Decree, filed a Complaint in Intervention, alleging that MGP was and is in violation of PSD requirements and the Illinois SIP, by failing to obtain the appropriate pre-construction permits and state permits, and by failing to install appropriate pollution control technology, in violation of applicable federal and state laws, including Sections 9(b) and 9.1 of the Illinois Environmental Protection Act;

WHEREAS, MGP has operated a grain processing facility in Pekin, Illinois (the Facility) since at least 1980;

WHEREAS, MGP has made various modifications to its grain processing facility, including changes in 1988 and 1993, pursuant to permits 88010011 and 93080045, respectively, issued by the Illinois Environmental Protection Agency (“IEPA”), which resulted in significant increases in its production capacity;

WHEREAS, on June 3, 2002, the U.S. EPA met with representatives of the ethanol plants in Illinois, including MGP, to discuss VOC testing and test results, VOC emissions, and related compliance issues;

WHEREAS, on April 2, 2003, MGP met with U.S. EPA and IEPA and agreed to negotiate with U.S. EPA and Illinois for the installation of controls on the Facility to address the alleged violations of the PSD requirements;

WHEREAS, MGP has worked cooperatively with U.S. EPA and IEPA regarding the alleged violations;

WHEREAS, the Defendant does not admit the facts or violations alleged in the Complaints;

WHEREAS, the United States and Plaintiff-Intervenor (collectively “Plaintiffs”) and the Defendant have agreed that settlement of this action is in the best interest of the parties and in the public interest, and that entry of this Consent Decree without further litigation is the most appropriate means of resolving this matter; and

WHEREAS, Plaintiffs and the Defendant consent to entry of this Consent Decree without trial of any issues;

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NOW, THEREFORE, without any admission of fact or law, and without any admission of the violations alleged in the Complaints, it is hereby ORDERED AND DECREED as follows:

I. JURISDICTION AND VENUE

1.             The Complaints state claims upon which relief can be granted against the Defendant under Sections 113 and 167 of the Act, 42 U.S.C. §§ 7413 and 7477, and 28 U.S.C. § 1355. This Court has jurisdiction of the subject matter herein and over the parties consenting hereto pursuant to 28 U.S.C. § 1345 and pursuant to Sections 113 and 167 of the Act, 42 U.S.C. §§ 7413 and 7477. Venue in this District is proper under Section 113(b) of the Act, 42 U.S.C. § 7413(b), and under 28 U.S.C. § 1391(b) and (c).

II. APPLICABILITY

2.             The provisions of this Consent Decree shall apply to and be binding upon the Plaintiffs and upon the Defendant as well as the Defendant’s officers, employees, and those agents who are charged with implementing the terms of this Consent Decree, and the Defendant’s successors and assigns. In the event Defendant proposes to sell or transfer the Facility before termination of this Consent Decree, it shall advise each proposed purchaser or successor-in-interest in writing of the existence of this Consent Decree, and shall send a copy of such written notification by certified mail, return receipt requested, to the U.S. EPA before such sale or transfer, if possible, but no later than the closing date of such sale or transfer. The Defendant shall provide a copy of the Consent Decree and the Control Technology Plan required in Paragraph 9 of this Consent Decree to the proposed purchaser or successor-in-interest. In the event the Defendant sells or otherwise assigns any of its right, title, or interest in its facility, prior to termination of the Consent Decree, the conveyance shall not release the Defendant from any obligation

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imposed by this Consent Decree unless the party to whom the right, title or interest has been transferred agrees to enter into a written agreement with the U.S. EPA to fulfill the remaining obligations of this Consent Decree.

III. FACTUAL BACKGROUND AND APPLICABLE DEFINITIONS

3.             (a).          MGP is a “person” as defined in Section 302(e) of the Act, 42 U.S.C. § 7602(e), and the federal and state regulations promulgated pursuant to the Act.

(b).          MGP owns and operates a grain processing facility in Pekin, Illinois (the Facility), for the manufacture of various products from flour and grain, including fuel and beverage ethanol. The Plaintiffs allege that in the course of MGP’s manufacturing activities significant quantities of particulate matter (“PM”), particulate matter at or below 10 microns (“PM10”), carbon monoxide (“CO”), volatile organic compounds (“VOCs”), nitrogen oxides (“NOx”) and other pollutants are generated, including hazardous air pollutants (“HAPs”) listed under Section 112(b)(1), 42 U.S.C. § 7412(b)(1) of the Act. The primary sources of these emissions are the feed dryers, fermentation tanks, distillation units, and load-out of ethanol into trucks.

(c).          Plaintiffs allege that the Facility is a “major emitting facility,” as defined by Section 169(1) of the Act, 42 U.S.C. § 7479(1), and the federal and state regulations promulgated pursuant to the Act.

(d).          Unless otherwise defined herein, terms used in this Consent Decree shall have the meaning given to those terms in the Act, and the federal and state regulations promulgated pursuant to the Act.

IV. COMPLIANCE PROGRAM SUMMARY

4.             MGP shall implement a program of compliance at the Facility to meet the emission levels required under this Consent Decree for emissions of VOC, PM, PM10,

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CO, and NOx. MGP’s compliance program is summarized below in Paragraphs 5 through 10, and implemented through Paragraphs 11 through 14 and 17 of this Consent Decree.

5.             MGP shall implement a program to control and minimize fugitive particulate matter emissions from the Facility as set forth in the approved Control Technology Plan required under Part V of this Consent Decree and which is Attachment 1 to this Consent Decree.

6.             MGP shall demonstrate compliance with the required emission levels on a unit-by-unit basis as set forth in the approved Control Technology Plan.

7.             MGP shall demonstrate compliance with the emission limits established under this Consent Decree by the use of performance testing, parametric monitoring, recordkeeping and reporting, where appropriate, as set forth in the approved Control Technology Plan.

8.             MGP shall maintain records to demonstrate compliance with New Source Performance Standards (“NSPS”), Part 60, Subparts Kb and VV as provided in the listed NSPS standards.

9.             In conformance with the time schedules specified in the approved Control Technology Plan, MGP shall complete and submit for IEPA action, appropriate application(s) to allow the construction of new and modified control equipment, and revise its operating permit for the Facility to include the compliance requirements of this Consent Decree.

10.           Upon execution of the Consent Decree, MGP shall comply with the provisions of 40 C.F.R. Part 52 where such part is applicable to MGP’s operations.

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V. COMPLIANCE PROGRAM REQUIREMENTS

A.                                   INSTALLATION OF CONTROLS AND APPLICABLE EMISSION LIMITS

11.           MGP shall implement a plan for the installation of air pollution control technology (“Control Technology Plan”) to meet the following emission limits for the identified units in subparagraphs (a) through (e). MGP’s Control Technology Plan, which has been approved by Plaintiffs, is Attachment 1 to this Consent Decree:

a.             Feed Dryers: 95 percent reduction of VOC or emissions no higher than 10 parts per million (“PPM”) VOC, 90 percent reduction of CO emissions or emissions no higher than 100 PPM CO, and 0.01 grain/dry standard cubic foot for filterable PM.

b.             Fermentation Units: 97.5 percent reduction of VOC or if the inlet is less than 200 PPM VOC, then 20 PPM or lower VOC.

c.             Distillation Units: 97.5 percent reduction of VOC for scrubber 561 and 95% percent reduction of VOC for scrubber 501.

d.             Non-Dedicated Ethanol Loadout: 95 percent reduction of VOC or emissions no higher than 10 parts per million (“PPM”) VOC from the loading of transport vessels in which the interior has not been cleaned prior to use at MGP or are not dedicated to ethanol transport.

e.             New Source Performance Standards (NSPS): Identify and implement applicable NSPS requirements codified at 40 C.F.R. Part 60. The following NSPS apply: NSPS Subpart Kb (Volatile Organic Liquid Storage Vessels); and NSPS subpart VV (Synthetic Organic Chemicals Manufacturing Industry Leak Detection, Monitoring and Repair Requirements).

12.           MGP shall implement the approved Control Technology Plan in accordance with the schedule set forth in that plan. MGP’s approved Control Technology Plan is incorporated by reference herein and made directly enforceable by Plaintiffs under this Consent Decree.

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B.                                     PERMITTING AND MODIFICATIONS

13.           Permitting: By no later than 180 days following the start-up of the last piece of control equipment required in the approved Control Technology Plan, MGP shall complete and submit for IEPA action an appropriate application to revise its operating permit to include all the compliance requirements of this Consent Decree and the emission limits and emission level reductions specified in Part V (“Installation of Controls and Applicable Emission Limits”) of this Consent Decree.

14.           Upon execution of this Consent Decree, MGP shall comply with the provisions of 40 C.F.R. Part 52 where such part is applicable to MGP’s operations.

15.           In determining whether a future modification will result in a significant net emissions increase, MGP cannot take credit for any emission reductions required by this Consent Decree and the approved Control Technology Plan for netting purposes as defined by 40 C.F.R. § 52.21(b)(3). VOC emission reductions up to 98 percent of the uncontrolled feed dryer emissions may not be used for any emissions offset, banking, selling or trading program. In addition, any emission reductions required under this Consent Decree and the applicable NSPS of VOC at units other than the feed dryers, and any emission reductions under this Consent Decree of PM, PM10, NOx, or CO may not be used for any emissions offset, banking, selling or trading program.

16.           For purposes in establishing whether a future modification (after the implementation of the measures specified in the approved Control Technology Plan) will result in a significant net emissions increase, MGP shall use, as its baseline for establishing actual emissions, the average rate of the actual emissions of the pollutant after full implementation of, and demonstration of compliance with, the emission limits set by this Consent Decree and the provisions of the approved Control Technology Plan.

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C.                                     EMISSION LIMITS

17.           Emission Limits for VOC, CO and PM: Beginning no later than 180 days following the start-up of each piece of control equipment required in its approved Control Technology Plan, whenever the associated emission unit(s) is/are in operation, MGP shall operate the control equipment within the operating parameters set forth in the approved Control Technology Plan and MGP’s operating permit(s).

D.                                    DEMONSTRATION OF COMPLIANCE

18.           MGP shall demonstrate continuous compliance with the emission limits established under this Consent Decree by the use of parametric monitoring, recordkeeping and reporting, as set forth in the approved Control Technology Plan.

19.           By no later than 180 days following the initial start-up of each piece of control equipment required in the approved Control Technology Plan, except the feed dryer, MGP shall demonstrate through emissions testing of each emissions unit, as specified in the approved Control Technology Plan, conducted in accordance with an IEPA and U.S. EPA approved test protocol, that it has met the required destruction efficiency and/or emission limit. If the approved Control Technology Plan indicates such testing is already complete, the test does not need to be repeated within the 180 day period. By no later than 180 days following the initial start-up, or within 60 days of achieving maximum production rate, whichever occurs first, of the feed dryers as required in the approved Control Technology Plan, MGP shall demonstrate through emissions testing of each feed dryer emissions unit modified or constructed pursuant to the approved Control Technology Plan, as specified in the approved Control Technology Plan, conducted in accordance with an IEPA and U.S. EPA approved test protocol, that it has met the required destruction efficiency and/or emission limit. MGP shall retest the

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feed dryers modified or constructed pursuant to the approved Control Technology Plan for VOCs, CO, PM, and PM10 no less than annually for the two years following the effective date of this Consent Decree, and after that, by permit requirement. MGP shall retest all other units in accordance with the provisions of its Title V permit that address performance testing.

20.           MGP shall retain at the Facility all control technology performance criteria monitoring data and records required under the approved Control Technology Plan, and shall make any such data and records available to the Plaintiffs upon demand as soon as practicable.

E.                                      RECORDKEEPING AND REPORTING REQUIREMENTS

21.           Beginning with the first full calendar quarter following lodging of this Consent Decree, MGP shall submit written reports within 30 days following each calendar quarter to IEPA and U.S. EPA that itemize Consent Decree requirements and the approved Control Technology Plan requirements, the applicable deadlines, the dates the tasks were completed, unit emissions data and data to support MGP’s compliance status with the terms of this Consent Decree. Reports shall be sent to the addresses identified in Paragraph 56 (“Notice”).

22.           MGP shall preserve and retain all records and documents in its possession or control, or which come into its possession or control, that are submitted to Plaintiff or Illinois as part of the reporting and compliance requirements under this Part, and all underlying data used and/or relied upon for those submittals, for a period of three years following the termination of this Consent Decree, unless other regulations require the records to be maintained longer.

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23.           All notices, reports or any other submissions from MGP shall contain the following certification and may be signed by an owner or operator of the company responsible for environmental management and compliance:

“I certify under penalty of law that I have personally examined the information submitted herein and that I have made a diligent inquiry of those individuals immediately responsible for obtaining the information and that to the best of my knowledge and belief, the information submitted herewith is true, accurate, and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment.”

VI. CIVIL PENALTY

24.           Within thirty (30) calendar days of entry of this Consent Decree, the Defendant shall pay to the Plaintiffs a civil penalty pursuant to Section 113 of the Act, 42 U.S.C. § 7413, in the amount of One Hundred Seventy-One Thousand and Eight Hundred Dollars ($171,800).

25.           Of the total penalty, $85,900, shall be paid to the United States by Electronic Funds Transfer (“EFT”) to the United States Department of Justice, in accordance with current EFT procedures, referencing the USAO File Number and DOJ Case Number 90-5-2-1-08180, and the civil action case name and case number of the District of Illinois. The costs of such EFT shall be MGP’s responsibility. Payment shall be made in accordance with instructions provided to MGP by the Financial Litigation Unit of the U.S. Attorney’s Office in the District of Illinois. Any funds received after 11:00 a.m. (EST) shall be credited on the next business day. MGP shall provide notice of payment, referencing the USAO File Number and DOJ Case Number 90-5-2-1-08180 and the civil action case name and case number, to the Department of Justice and to U.S. EPA, as provided in Paragraph 56 (“Notice”). The total remaining amount, $85,900 in civil penalties, shall be paid to the Plaintiff-Intervenor the State of Illinois, in the form of

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a certified check payable to the Illinois Environmental Protection Agency and delivered to:

Illinois Environmental Protection Agency
Fiscal Services Section
1021 North Grand Avenue East
P.O. Box 19276
Springfield, IL 62794-9276

Defendant’s Federal Employer’s Identification Number (“FEIN”) is 48-0911013 and shall be set forth on each certified check or certified fund transfer.

26.           The Defendant shall pay statutory interest on any over due civil penalty or stipulated penalty amount at the rate specified in 31 U.S.C. § 3717. Upon entry of this Consent Decree, this Consent Decree shall constitute an enforceable judgment for purposes of post-judgment collection in accordance with Rule 69 of the Federal Rules of Civil Procedure, the Federal Debt Collection Procedure Act, 28 U.S.C. § 3001-3308, and other applicable federal and state Authority. The Plaintiffs shall be deemed judgment creditors for purposes of collection of any unpaid amounts of the civil and stipulated penalties and interest.

27.           No amount of the $171,800 civil penalty to be paid by MGP shall be used to reduce its federal or state tax obligations.

VII. STIPULATED PENALTIES

28.           The Defendant shall pay stipulated penalties in the amounts set forth below to the Plaintiffs, to be paid 50 percent to the United States and 50 percent to the State for the following:

(a).          for each day of failure to meet a deadline, including any modified deadline agreed to in writing by the Plaintiffs, for installation of control technology set

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forth in the Control Technology Plan or applying for a revised operating permit under Paragraph 13:

1st through 30th day after deadline	$800
31st through 60th day after deadline	$1,200
Beyond 60th day	$2,000

(b).          for failure to conduct a compliance test as required by Paragraph 19, per unit per day:

1st through 30th day after deadline	$250
31st through 60th day after deadline	$500
Beyond 60th day	$1,000

(c).          for failure to demonstrate compliance with emission limits set forth in the approved Control Technology Plan or emission limits set pursuant to Part V Section C (“Emission Limits”): $500 per day per test for each pollutant.

(d).          for each failure to submit reports as required by Part V Section E (“Recordkeeping and Reporting Requirements”) of this Consent Decree, per day per report or notice:

1st through 30th day after deadline	$250
31st through 60th day after deadline	$500
Beyond 60th day	$1,000

(e).          for failure to pay or escrow stipulated penalties, as specified in Paragraphs 32 and 33 of this section, $500 per day per penalty demand.

(f).           for failure to notify the Plaintiffs pursuant to Paragraph 2 of MGP’s sale or transfer of the Facility, $250 per day.

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29.           MGP shall pay stipulated penalties upon written demand by the Plaintiffs no later than thirty (30) days after Defendant receives such demand. Stipulated penalties shall be paid to the Plaintiffs in the manner set forth in Part VI (“Civil Penalty”) of this Consent Decree.

30.           Should MGP dispute its obligation to pay part or all of a stipulated penalty, it may avoid the imposition of the stipulated penalty for failure to pay a penalty due to the Plaintiffs by placing the disputed amount demanded by the Plaintiffs, not to exceed $20,000 for any given event or related series of events at any one plant, in a commercial escrow account pending resolution of the matter and by invoking the Dispute Resolution provisions of Part X within the time provided in Paragraph 29 for payment of stipulated penalties. If the dispute is thereafter resolved in Defendant’s favor, the escrowed amount plus accrued interest shall be returned to the Defendant. Otherwise the Plaintiffs shall be entitled to the escrowed amount that was determined to be due by the Court plus the interest that has accrued on such amount, with the balance, if any, returned to the Defendant.

31.           The Plaintiffs reserve the right to pursue any other remedies for violations of this Consent Decree to which they are entitled. The Plaintiffs will not seek stipulated penalties and civil or administrative penalties for the same violation of the Consent Decree. Either Plaintiff may, in its unreviewable discretion, waive all or any portion of a stipulated penalty due to it under this Consent Decree.

VIII. RIGHT OF ENTRY

32.           Any authorized representative of the U.S. EPA or IEPA, or an appropriate federal or state agency, including independent contractors, upon presentation of proper credentials, shall have a right of entry upon the premises of MGP’s facility identified

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herein at Paragraph 3(b) at any reasonable time for the purpose of monitoring compliance with the provisions of this Consent Decree, including inspecting facility equipment, and inspecting and copying all records maintained by Defendant pursuant to this Consent Decree. Nothing in this Consent Decree shall limit the authority of U.S. EPA and IEPA to request and obtain records and information maintained by MGP, and conduct tests and inspections under Section 114 of the Act, 42 U.S.C. § 7414, and any other applicable state or federal law.

IX. FORCE MAJEURE

33.           If any event occurs which causes or may cause a delay or impediment to performance in complying with any provision of this Consent Decree, Defendant shall notify the Plaintiffs in writing as soon as practicable, but in any event within twenty (20) business days of when Defendant first knew of the event or should have known of the event by the exercise of due diligence. In this notice Defendant shall specifically reference this Paragraph of this Consent Decree and describe the anticipated length of time the delay may persist, the cause or causes of the delay, and the measures taken or to be taken by Defendant to prevent or minimize the delay and the schedule by which those measures will be implemented. Defendant shall adopt all reasonable measures to avoid or minimize such delays.

34.           Failure by Defendant to provide notice to Plaintiffs of an event which causes or may cause a delay or impediment to performance shall render this Part IX voidable by the Plaintiffs as to the specific event for which the Defendant has failed to comply with such notice requirement, and, if voided, is of no effect as to the particular event involved.

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35.           Plaintiffs shall notify the Defendant in writing regarding the Defendant’s claim of a delay or impediment to performance as soon as practicable, but in any event within thirty (30) days of receipt of the Force Majeure notice provided under Paragraph 33. If the Plaintiffs agree that the delay or impediment to performance has been or will be caused by circumstances beyond the control of the Defendant, including any entity controlled by the Defendant, and that the Defendant could not have prevented the delay by the exercise of due diligence, the parties shall stipulate to an extension of the required deadline(s) for all requirement(s) affected by the delay by a period equivalent to the delay actually caused by such circumstances. The Defendant shall not be liable for stipulated penalties for the period of any such delay.

36.           If the Plaintiffs do not accept the Defendant’s claim that a delay or impediment to performance is caused by a force majeure event, to avoid payment of stipulated penalties, the Defendant must submit the matter to this Court for resolution within twenty (20) business days after receiving notice of the Plaintiffs’ position, by filing a petition for determination with this Court. Once the Defendant has submitted this matter to this Court, the Plaintiffs shall have twenty (20) business days to file a response or responses to said petition. If the Defendant submits the matter to this Court for resolution and the Court determines that the delay or impediment to performance has been or will be caused by circumstances beyond the control of the Defendant, including any entity controlled by the Defendant, and that the Defendant could not have prevented the delay by the exercise of due diligence, the Defendant shall be excused as to that event(s) and delay (including stipulated penalties), for a period of time equivalent to the delay caused by such circumstances.

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37.           The Defendant shall bear the burden of proving that any delay of any requirement(s) of this Consent Decree was caused by or will be caused by circumstances beyond its control, including any entity controlled by it, and that the Defendant could not have prevented the delay by the exercise of due diligence. The Defendant shall also bear the burden of proving the duration and extent of any delay(s) attributable to such circumstances. An extension of one compliance date based on a particular event may, but does not necessarily, result in an extension of a subsequent compliance date or dates.

38.           Unanticipated or increased costs or expenses associated with the performance of the Defendant’s obligations under this Consent Decree shall not constitute circumstances beyond the control of the Defendant, or serve as a basis for an extension of time under this Part. However, failure of a permitting authority to issue a necessary permit in a timely fashion is an event of Force Majeure where the Defendant has taken all steps available to it to obtain the necessary permit including but not limited to:

(a).          submitting a timely and complete permit application;

(b).          responding to requests for additional information by the permitting authority in a timely fashion; and

(c).          prosecuting appeals of any disputed terms and conditions imposed by the permitting authority in an expeditious fashion.

39.           Notwithstanding any other provision of this Consent Decree, this Court shall not draw any inferences nor establish any presumptions adverse to either party as a result of Defendant delivering a notice of Force Majeure or the parties’ inability to reach agreement.

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40.           As part of the resolution of any matter submitted to this Court under this Part IX, the parties by agreement, or this Court, by order, may in appropriate circumstances extend or modify the schedule for completion of work under this Consent Decree to account for the delay in the work that occurred as a result of any delay or impediment to performance agreed to by the Plaintiffs or approved by this Court. Defendant shall be liable for stipulated penalties for its failure thereafter to complete the work in accordance with the extended or modified schedule.

X. DISPUTE RESOLUTION

41.           The dispute resolution procedure provided by this Part X shall be the exclusive means of resolving any disputes arising under this Consent Decree, including but not limited to emission limits established in Part V Section C (“Emission Limits”), except as otherwise provided in Part IX regarding Force Majeure.

42.           Any party may invoke the dispute resolution procedure required herein by giving written notice to the other parties advising of a dispute pursuant to this Part X. The notice shall describe the nature of the dispute, and shall state the noticing party’s position with regard to such dispute. The party receiving such a notice shall acknowledge receipt of the notice and the parties shall expeditiously schedule a meeting to discuss the dispute informally not later than fourteen (14) days from the receipt of such notice.

43.           Disputes submitted to dispute resolution shall, in the first instance, be the subject of informal negotiations between the parties. Such period of informal negotiations shall not extend beyond thirty (30) calendar days from the date of the first meeting between representatives of the Plaintiffs and the Defendant, unless the parties’ representatives agree to shorten or extend this period.

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44.           In the event that the parties are unable to reach agreement during such informal negotiation period, the Plaintiffs shall provide the Defendant with a written summary of their position regarding the dispute. The position advanced by the Plaintiffs shall be considered binding unless, within thirty (30) calendar days of the Defendant’s receipt of the written summary of the Plaintiffs position, the Defendant files with this Court a petition which describes the nature of the dispute, and includes a statement of the Defendant’s position and any supporting data, analysis, and/or documentation relied on by the Defendant. The Plaintiffs shall respond to the petition within thirty (30) calendar days of filing.

45.           Where the nature of the dispute is such that a more timely resolution of the issue is required, the time periods set out in this Part X may be shortened upon motion of one of the parties to the dispute.

46.           Notwithstanding any other provision of this Consent Decree, in dispute resolution, this Court shall not draw any inferences nor establish any presumptions adverse to either party as a result of invocation of this Part X or the parties’ inability to reach agreement. The final position of the Plaintiffs shall be upheld by the Court if supported by substantial evidence in the record as identified by all the Parties.

47.           As part of the resolution of any dispute submitted to dispute resolution, the parties, by agreement, or this Court, by order, may, in appropriate circumstances, extend or modify the schedule for completion of work under this Consent Decree to account for the delay in the work that occurred as a result of dispute resolution. Defendant shall be liable for stipulated penalties for its failure thereafter to complete the work in accordance with the extended or modified schedule.

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XI. GENERAL PROVISIONS

48.           Effect of Settlement. This Consent Decree is not a permit; compliance with its terms does not guarantee compliance with any applicable federal, state or local laws or regulations. To the extent that the terms of this Consent Decree conflict with the terms of any air quality permit, the terms of this Consent Decree shall control during the effective period of the Consent Decree.

49.           Resolution of Claims. Satisfaction of all of the requirements of this Consent Decree constitutes full settlement of and shall resolve all past civil and administrative liability of the Defendant to the Plaintiffs for the violations alleged in the United States’ and Plaintiff-Intervenor’s Complaints and occurring through the lodging date of this Consent Decree.

50.           Reservation of Specific Claims. The release of liability granted by this Consent Decree under Paragraph 49 above specifically excludes pending claims in the State of Illinois regarding alleged violations at the Pekin facility which are addressed by Illinois administrative case number PCB 97-179, and Plaintiff-Intervenor expressly reserves its rights to proceed with those claims.

51.           Other Laws. Except as specifically provided by this Consent Decree, nothing in this Consent Decree shall relieve Defendant of its obligation to comply with all applicable federal, state and local laws and regulations. Subject to Paragraphs 31, 49 and 50, nothing contained in this Consent Decree shall be construed to prevent or limit the United States’ or Illinois’ rights to obtain penalties or injunctive relief under the Act or other federal, state or local statutes or regulations, including but not limited to, Section 303 of the Act, 42 U.S.C. § 7603.

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52.           Third Parties. Except as otherwise provided by law, this Consent Decree does not limit, enlarge or affect the rights of any party to this Consent Decree as against any third parties. Nothing in this Consent Decree should be construed to create any rights, or grant any cause of action, to any person not a party to this Consent Decree.

53.           Costs. Each party to this Consent Decree shall bear its own costs and attorneys’ fees through the date of entry of this Consent Decree.

54.           Public Documents. All information and documents submitted by the Defendant to the Plaintiffs pursuant to this Consent Decree shall be subject to public inspection, unless, identified at the time of submission and properly supported by the Defendant in response to any challenge, as subject to legal privileges or as business confidential by the Defendant in accordance with 40 C.F.R. Part 2 and applicable state law.

55.           Public Comments - Federal Approval. The parties agree and acknowledge that final approval by the United States and entry of this Consent Decree are subject to the requirements of 28 C.F.R. § 50.7, which provides for notice of the lodging of this Consent Decree in the Federal Register, an opportunity for public comment, and consideration of any comments. The United States reserves the right to withdraw or withhold consent if the comments regarding this Consent Decree disclose facts or considerations which indicate that this Consent Decree is inappropriate, improper or inadequate. The Defendant and the Plaintiff-Intervenor consent to the entry of this Consent Decree.

56.           Notice. Unless otherwise provided herein, notifications to or communications with the United States, U.S. EPA, IEPA or the Defendant shall be

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deemed submitted on the date they are postmarked and sent either by overnight receipt mail service or by certified or registered mail, return receipt requested. Except as otherwise provided herein, when written notification to or communication with the United States, U.S. EPA, IEPA or the Defendant is required by the terms of this Consent Decree, it shall be addressed as follows:

As to the United States:

Chief
Environmental Enforcement Section
Environment and Natural Resources Division
U.S. Department of Justice
P.O. Box 7611, Ben Franklin Station
Washington, DC 20044-7611

As to the U.S. EPA:

Director, Air Enforcement Division
U.S. Environmental Protection Agency
Ariel Rios Building
1200 Pennsylvania Avenue, N.W.
Mail Code 2242-A
Washington, DC 20004

Region 5:

Compliance Tracker
Air Enforcement Branch, AE-17J
U.S. EPA, Region 5
77 W. Jackson Blvd.
Chicago, IL 60604

As to MGP Ingredients of Illinois, Inc.:

Robert Taphorn
MGP Ingredients of Illinois, Inc.
1301 S. Front Street
Pekin, IL 61555

and

21

(Counsel for MGP)

Amy L. Wachs
Husch & Eppenberger, L.L.C.
190 Carondelet Plaza
Suite 600
St. Louis, MO 63105

As to Plaintiff-Intervenor the State of Illinois:

Julie K. Armitage
Illinois Environmental Protection Agency
Compliance and Enforcement Section, Manager
1021 North Grand Avenue East
Springfield, Illinois 62794

and

(Illinois Attorney General’s Office)

Jane McBride
Assistant Attorney General
Office of the Attorney General
500 South Second Street
Springfield, IL 62706

57.           Change of Notice Recipient. Any party may change either the notice recipient or the address for providing notices to it by serving all other parties with a notice setting forth such new notice recipient or address.

58.           Modification. There shall be no modification of this Consent Decree without written agreement of all the parties. There shall be no material modification of this Consent Decree without the written agreement of the parties and by Order of the Court. Prior to complete termination of the requirements of this Consent Decree pursuant to Paragraph 60, the parties may, upon motion to the Court, seek to terminate provisions of this Consent Decree.

59.           Continuing Jurisdiction. The Court retains jurisdiction of this case after entry of this Consent Decree to enforce compliance with the terms and conditions of this

22

Consent Decree and to take any action necessary or appropriate for its interpretation, construction, execution, or modification.

XII. TERMINATION

60.           This Consent Decree shall be subject to termination upon motion by any party after the Defendant has satisfied all requirements of this Consent Decree and has operated the control technologies identified in the approved Control Technology Plan in compliance with the emission limits established under this Consent Decree for 12 months. At such time, if the Defendant believes that it is in compliance with the requirements of this Consent Decree, and has paid the civil penalty and any stipulated penalties required by this Consent Decree, then the Defendant shall so certify to the Plaintiffs, and unless the Plaintiffs object in writing with specific reasons within forty-five (45) days of receipt of the certification, the Court shall order that this Consent Decree be terminated on Defendant’s motion. If the United States or Illinois objects to the Defendant’s certification, then the matter shall be submitted for resolution under Part X (“Dispute Resolution”) of this Consent Decree. In such case, the Defendant shall bear the burden of proving that this Consent Decree should be terminated.

So ordered in accordance with the foregoing this 19th day of April, 200[6].

/s/ Michael M. Mihm
United States District Court Judge
Central District of Illinois

23

U.S. and the State of Illinois v. MGP, Ingredients of Illinois, Inc.

FOR PLAINTIFF, UNITED STATES OF AMERICA:

s/: Sue Ellen Wooldridge Sue Ellen Wooldridge Assistant Attorney General Environment and Natural Resources Division U.S. Department of Justice 10th & Pennsylvania Avenue, N.W. Washington, DC 20530	Date December 5, 2005

s/: William D. Brighton William D. Brighton Assistant Chief Environment and Natural Resources Division U.S. Department of Justice 1425 New York Avenue, N.W. Washington, DC 20005	Date December 14, 2005

U.S. and the State of Illinois v. MGP, Ingredients of Illinois, Inc.

RODGER A. HEATON United States Attorney Central District of Illinois

s/: GERARD A. BROST BY: Gerard A. Brost Assistant U.S. Attorney Peoria Division One Technology Plaza 211 Fulton Street, Suite 400 Peoria, Illinois 61602	Date December 21, 2005

U.S. and the State of Illinois v. MGP, Ingredients of Illinois, Inc.

FOR U.S. ENVIRONMENTAL PROTECTION AGENCY:

s/: Granta Y. Nakayama
Granta Y. Nakayama
Assistant Administrator
Office of Enforcement and Compliance Assurance
U.S. Environmental Protection Agency
Ariel Rios Building
1200 Pennsylvania Avenue, N.W.
Washington, DC 20460

Date December 14, 2005

U.S. and the State of Illinois v. MGP, Ingredients of Illinois, Inc.

FOR THE PLAINTIFF-INTERVENOR, THE STATE OF ILLINOIS

s/: Thomas Davis Illinois Attorney General’s Office Thomas Davis, Chief Environmental Bureau Office of the Attorney General 500 South Second Street Springfield, IL 62706	Date September 27, 2005

s/: William Ingersoll William Ingersoll Illinois Environmental Protection Agency Chief Legal Counsel 1021 North Grand Avenue East Springfield, Illinois 62794	Date October 19, 2005

U.S. and the State of Illinois v. MGP, Ingredients of Illinois, Inc.

FOR DEFENDANT, MGP INGREDIENTS OF ILLINOIS, INC.:

s/: David L. Wilbur David L. Wilbur, General Manager MGP Ingredients of Illinois, Inc.	Date September 22, 2005

CONTROL TECHNOLOGY PLAN

June 30, 2005

TABLE OF CONTENTS

1.0	INTRODUCTION		1-1

2.0	EMISSION UNITS REQUIRING POLLUTION CONTROL EQUIPMENT		2-1

3.0	ENGINEERING DESIGN CRITERIA FOR POLLUTION CONTROL EQUIPMENT		3-1

4.0	PROPOSED EMISSION LIMITS FROM POLLUTION CONTROL EQUIPMENT		4-1

	4.1	Alternate Operating Scenarios	4-3

	4.2	Interim Operating Scenario	4-4

5.0	POLLUTION CONTROL EQUIPMENT INSTALLATION SCHEDULE		5-1

6.0	PROPOSED MONITORING PARAMETERS FOR POLLUTION CONTROL DEVICES		6-1

7.0	POLLUTION CONTROL DEVICE PERFORMANCE TEST SCHEDULE AND TEST METHODS USED		7-1

8.0	FUGITIVE DUST EMISSION CONTROL PROGRAM		8-1

9.0	PAVED ROADWAY SITE PLAN		9-1

i

1.0 INTRODUCTION.

MGP Ingredients of Illinois, Inc. has entered into a consent decree with the United States and the State of Illinois that requires MGP Ingredients of Illinois, Inc. to implement a program of compliance at the corn dry mill ethanol plant it operates in Pekin, Illinois. MGP Ingredients of Illinois, Inc. prepared and submitted this Control Technology Plan (CTP) as an integral part of the consent decree. This CTP fulfills the requirements of the consent decree and has been reviewed and approved by the US Environmental Protection Agency (USEPA) and the Illinois Environmental Protection Agency (IEPA) as part of the consent decree.

The CTP includes the following items:

•                                          Identification of all units to be controlled;

•                                          Engineering design criteria for all the controls capable of meeting the emission levels required by Part V of the Consent Decree;

•                                          Emission limits and controlled outlet concentrations for each pollutant as appropriate;

•                                          A schedule for expedited installation with specific milestones applicable on a unit-by-unit basis;

•                                          Monitoring parameters for all control equipment and parameter ranges;

•                                          Identification of all units to be emission tested under Paragraph 11 of the Consent Decree and schedule for initial tests and retest;

•                                          The test methods that will be used to demonstrate compliance with the emissions levels set forth by the Consent Decree;

•                                          Program for minimization of fugitive dust emissions from facility operations.

1-1

2.0 EMISSION UNITS REQUIRING POLLUTION CONTROL EQUIPMENT

The following emission units, fugitive sources, and control equipment have been designated as affected units in the consent decree and have emission limits requiring pollution control technology.

Unit Description	Control Equipment Description

Prefermentation Tank #400	Fermentation Scrubber #405

Fermentation Tank #410
Fermentation Tank #420
Fermentation Tank #430
Fermentation Tank #415	Fermentation Scrubber #451
Fermentation Tank #425
Fermentation Tank #435
Fermentation Tank #440
Beerwell Tank #445

Distillation	Distillation Scrubber #501

De-Gasser	Degasser Scrubber #561

DDGS Dryer #6000	Internal Thermal Oxidizer

DDGS Dryers #660	Thermal Oxidizer/Replace dryer(s) with add-on thermal
DDGS Dryers #650	oxidizer or with dryer equipped with an internal thermal oxidizer such as the Swiss Control Eco-Dry System

Ethanol Truck Loadout	Vapor Combustion Unit

Rail & Barge Loadout	Dedicated Fleet

Valve, Flange, and Seal Fugitive Emissions	LDAR Program under 40 CFR 60 Subpart VV

2-1

3.0 ENGINEERING DESIGN CRITERIA FOR POLLUTION CONTROL EQUIPMENT

After identifying the affected units that require installation of air pollution control technology, MGP Ingredients conducted a design and engineering review of each unit to select the pollution control technology that would achieve the emission level reductions identified in the consent decree.

Process Description	Control Device Description	Operating Parameters
Prefermentation	Packed Bed Scrubber — Scrubber #405 (existing)	Water flow rate > 30 GPM

Fermentation	Packed Bed Scrubber — Scrubber #451 (existing)	Water flow rate > 45 GPM

Distillation	Packed Bed Scrubber — Scrubber #501 (existing)	Water flow rate > 3 GPM

Degasser	Packed Bed Scrubber — Scrubber #561 (existing)	Water flow rate > 17 GPM

DDGS Dryer #6000	Internal Thermal Oxidizer (existing)	> 1500°F

DDGS Dryers #650 & #660	Thermal Oxidizer(s) or New dryer(s) with thermal oxidizer(s) or internal thermal oxidizer (proposed)	> 1500°F

Dedicated Fleet	Submerged Loading (existing)	Not Applicable

Ethanol Truck Loadout	Vapor Combustion Unit (existing)	Presence of Pilot Flame

3-1

The following flow diagram presents the affected units and associated control technology as determined by the results of engineering design criteria.

3-2

4.0 PROPOSED EMISSION LIMITS FROM POLLUTION CONTROL EQUIPMENT

The consent decree specifies the emission reductions or emission limits allowable for each affected unit. After evaluating the pollution control technology engineering and design, MGP Ingredients of Illinois, Inc. agrees to meet the following emission limits.

Unless otherwise stated, all controlled emission limitations apply at all times except during periods when the process equipment is not operating or if the construction or operating permit contains alternative limits for startup, shutdowns or malfunction, at which point the permit provisions shall prevail.

Any deviations from the requirements of section 4.0, 4.1 and/or 4.2 shall be reported in quarterly reports and as required by state or federal regulations.

4-1

Process Description	Control Device Description	Pollutant	Emission Rate
Prefermentation	Packed Bed Scrubber #405	VOC	95% reduction or not to exceed 20 ppm if inlet concentration is less than 200 ppm

Fermentation	Packed Bed Scrubber #451	VOC	97.5% reduction

Distillation	Packed Bed Scrubber #501	VOC	95% reduction or not to exceed
20 ppm if inlet concentration
Degasser	Packed Bed Scrubber #561	VOC	is less than 200 ppm

DDGS Dryer #6000	Internal Thermal Oxidizer /	CO	90% reduction or emissions no higher than
	Replacement Dryer(s) with		100 PPM
Internal Thermal Oxidizer
DDGS Dryers #650 & #660	or Thermal Oxidizer*	PM	0.01 gr/dscf

		VOC	95% reduction of VOC or emissions no higher
than 10 ppm

		NOx	0.15lb/mmbtu*

Ethanol Truck Loadout	Vapor Combustion Unit	VOC	95% reduction of VOC

*The NOx limit of 0.15 lb/mmbtu applies to a feed dryer with an internal thermal oxidizer, as present in the DDGS Dryer #6000 and proposed by MGP to replace existing DDGS. Dryers #650 and #660. If MGP decides to replace DDGS Dryer #650 and #660 with new dryer(s) equipped with add-on thermal oxidation (or retrofit add-on thermal oxidizers to the existing dryers), the NOx limit for the dryer burner is 0.04 lb/mmbtu. For this purpose, compliance may be determined for the dryer without the oxidizer, i.e., NOx emissions in the ductwork prior to the oxidizer and only the heat input to the dryer burner, or at MGP’s option, for the dryer as a whole, i.e., NOx at the stack and the actual heat input to the burners in the dryer and the thermal oxidizer.

4-2

4.1 Alternate Operating Scenarios

The facility may continue to operate and produce wet cake during periods of dryer control device downtime.

If thermal oxidizer for existing dryers DDGS Dryer 660 and DDGS Dryer 650 is installed there will be no more than 50 hours per year for bake-out of the Regenerative Thermal Oxidizer (RTO) with each individual bake-out lasting no longer than 12 hours while the dryers are in operation. Off-line RTO regeneration while the associated dryers are shutdown is not included in these operating limitations. MGP may petition USEPA and IEPA to adjust these operating limitations for a specific RTO based on operating experience with the RTO and the dryers on which the RTO is installed. Changes to these regeneration hour limitations shall be considered non-material modifications under paragraph 57 of the Consent Decree, provided MGP obtains written approval of the change(s) from USEPA and IEPA.

4-3

4.2          Interim Operating Scenario

If MGP continues to pursue installation of a replacement dryer, Dryers 650 and D660 will continue to operate during construction of the new dryer. Once the new dryer is installed Dryers D650 and D660 will continue to operate as standby dryers for a period of one (1) year from the official start up date of the new dryer. At this time, MGP will physically disable D650 and D660 by removing the fuel and preventing wet feed supply to the dryers.

MGP will operate Dryers D650 and D660 in their present configuration to minimize PM emissions to the greatest extent reasonably possible.

MGP will not operate D650 and D660 in conjunction with the new dryer and the existing Swiss-combi dryer to facilitate increased feed production by the plant beyond 851 tons per day. Total feed production by the plant during the day when existing feed dryers D650 and D660 operate shall not exceed 851 tons per day. MGP will maintain daily records documenting compliance with the above mentioned limit.

4-4

5.0 POLLUTION CONTROL EQUIPMENT INSTALLATION SCHEDULE

The following table presents the schedule for procurement, installation and startup of new control equipment specified by this plan for DDGS Dryers D650 and D660. MGP’s preferred approach for these dryers, which it is currently pursuing, is installation of a replacement feed dryer with an internal thermal oxidizer. The schedule also addresses other approaches to the dryers, i.e., replacement of dryers with new dryers equipped with add-on thermal oxidizers or retrofit of thermal oxidizers to the existing dryers.

Replacement Dryer with Internal Thermal Oxidizer or Thermal Oxidizer
Apply for Construction Permit	June 1st 2004

Construction Permit Issuance	Actual Date (a)

Order Equipment	Permit Date plus 90 days (b)

Commence On-Site Construction	Permit Date plus 12 months (b)

Startup	Permit Date plus 23 months (b)

a).            Actual date of issuance of the Construction Permit, or the date the permit becomes effective, if the permit is not effective when issued. MGP shall take reasonable efforts to support the expeditious issuance of the Construction Permit by the Illinois EPA. The expected date for this to occur is July 15, 2005.

b).           Specific dates will be set based on actual date a construction permit is issued or becomes effective, if the permit is not effective when issued. The project is expected to be complete by December 31, 2007, or later, depending on the issuance date of the construction permit.

5-1

6.0 PROPOSED MONITORING PARAMETERS FOR POLLUTION CONTROL DEVICES

Unit/Control Description	Parameter Monitored	Operating Range	Monitoring Frequency
Prefermentation/ Scrubber #405	Water flow rate	> 30 GPM	Daily when operating

Fermentation/ Scrubber #451	Water flow rate	> 45 GPM	Daily when operating

Distillation/ Scrubber #501	Water flow rate	> 3 GPM	Daily when operating

Degasser/ Scrubber #561	Water flow rate	> 17 GPM	Daily when operating

DDGS Dryer #6000/ Internal Thermal Oxidizer	Temperature Combustion Chamber	> 1500°F	Daily when operating

DDGS Dryer #650 & #660/Thermal Oxidizer or Eco-Dry System with Internal Thermal Oxidizer	Temperature Combustion Chamber	> 1500°F	Daily when operating

Ethanol Truck Loadout/Vapor Combustion Unit	Flame Present	Per 40 CFR 60.18(f)(2)	Daily when operating

Valve, Flange, and Seal Fugitive Emissions	As described in 40 CFR 60 Subpart VV: Standards of Performance for Equipment Leaks of VOC in the Synthetic Organic Chemicals Manufacturing industry	A described in 40 CFR 60 Subpart VV: Standards of Performance for Equipment Leaks of VOC in the Synthetic Organic Chemicals Manufacturing industry	As described in 40 CFR 60 Subpart VV: Standards of Performance for Equipment Leaks of VOC in the Synthetic Organic Chemicals Manufacturing industry

6-1

7.0 POLLUTION CONTROL DEVICE PERFORMANCE TEST SCHEDULE AND TEST METHODS USED

The following schedule and methods will be used to demonstrate initial compliance with the emission limits contained in Section 4.0 of this Control Technology Plan.

Process Description	Unit/Control Device Description	Proposed Performance Test Date	Pollutants	Proposed Methods Used
Replacement Dryer with Internal Thermal Oxidizer or DDGS Dryers #650 & #660	Internal Thermal Oxidizer or Thermal Oxidizer	Performance tests 60 days after full production or no later than 180 days after initial start-up of thermal oxidizer or replacement dryer with internal thermal oxidizer	Total VOC	Methods 1, 2, 3A, 4, 18, 25, or 25A if less than 50 ppm

			PM/PM10	Methods 1, 2, 3A, 4 5

			CO	Methods 1, 2, 3A or 3B, 4, 10

			HAPS	Methods 1, 2, 3A, 4, 18, for specified HAPS

			NOx	Methods 1, 2, 3A or 3B, 4, 7E

7-1

All testing for the Prefermentation, Fermentation, Distillation and Vapor Combustion processes are complete. No testing is required for the Degasser at this time. In the event at some future date testing is required for one of these units, the parties agree that the following methods shall be used for that future testing.

Process Description	Unit/Control Device Description	Pollutant	Proposed Methods Used
Prefermentation	Scrubber #405	Total VOC	Method 1, 2, 3A, 4, 18, 25, or 25A if less than 50 ppm

Fermentation	Scrubber #451	Total VOC	Method 1, 2, 3A, 4, 18, 25, or 25A if less than 50 ppm

Distillation	Scrubber #501	Total VOC	Method 1, 2, 3A, 4, 18, 25, or 25A if less than 50 ppm

Degasser	Scrubber #561	Total VOC	Method 1, 2, 3A, 4, 18, 25, or 25A if less than 50 ppm

Vapor Combustion Unit	Flare	Total VOC	Proper Operation Per 40 CFR 60.18 as applicable

7-2

8.0 FUGITIVE DUST EMISSION CONTROL PROGRAM

Asphalt paving on specified unpaved roadways as shown on attached site plan will be completed by December 15, 2005. Paved and unpaved roadways are to be inspected on a weekly basis and observations conducted for emissions of fugitive dust and inspections recorded. Paved roads are to be swept, flushed or otherwise treated to minimize fugitive dust as needed based on inspections. Water and/or dust suppressant agent is to be applied to unpaved roadways to minimize fugitive dust as needed based on inspections.

8-1

[SITE MAP]

[9.0 paved roadway site plan]